UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 4, 2008

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) (c) On March 5, 2008, Bristol-Myers Squibb Company (the “Company”), announced the appointment and departures of certain officers as follows:

•

Jean-Marc Huet will be appointed as Senior Vice President and Chief Financial Officer of the Company, effective March 31, 2008. Mr. Huet, 38, was employed by Royal Numico N.V. as chief financial officer from 2003 until the company was acquired by Groupe Danone in 2007. Prior to joining Royal Numico, N.V., he was an Executive Director Investment Banking Services, at Goldman Sachs International based in London. There are no arrangements or understandings between Mr. Huet and any other persons pursuant to which Mr. Huet was selected as an officer. There are no related party transactions between the Company and Mr. Huet.

•

Andrew R. J. Bonfield, Executive Vice President and Chief Financial Officer, will be terminated without cause from his current position effective when his successor begins employment with the Company. Mr. Bonfield will remain employed by the Company until the later of (i) thirty (30) calendar days after his successor begins employment with the Company or (ii) May 2, 2008, to assist with an orderly transition of responsibilities to the new Chief Financial Officer.

•	Stephen E. Bear, Senior Vice President, Human Resources, will retire from the Company on or before March 31, 2008.

A copy of the press release dated March 5, 2008 announcing Mr. Huet’s appointment as Senior Vice President and Chief Financial Officer, Mr. Bonfield’s termination and Mr. Bear’s retirement is attached hereto as Exhibit 99.1.

(e) In connection with his election as Senior Vice President and Chief Financial Officer, Mr. Huet and the Company entered into a Letter Agreement executed on March 4, 2008 and effective on March 31, 2008 that provides for the following compensatory arrangements:

•	Mr. Huet will receive an annual base salary of $900,000.

•

Mr. Huet will be eligible to receive an annual discretionary incentive payment under the Company’s Senior Executive Performance Incentive Plan or any successor annual bonus plan based on a target bonus opportunity of 120% of his base salary based on the attainment of one or more pre-established performance goals established by the Board or a Board Committee.

•

Mr. Huet will receive on the first business day of the month following the start of his employment, an option to purchase 290,600 shares of Company stock and 16,500 restricted stock units under the Company’s 2007 Stock Award and Incentive Plan. The terms and agreements of the equity awards will be set forth in a Stock Option Award Agreement and Restricted Stock Unit Award Agreement that will be based on the Company’s standard form of equity award agreements under the Company’s 2007 Stock Award and Incentive Plan.

•

Mr. Huet will receive the opportunity to earn long-term performance awards under the 2007 Stock Award and Incentive Plan in the form of performance shares. The target amount of performance shares that Mr. Huet is eligible to earn during the regular 2008-2010 performance period will be 44,000 performance shares. The award will become effective only at such time as the Board or Board Committee has specified the performance goal for the performance shares. The terms and conditions of the award will be substantially similar to the Company’s standard form of Performance Shares Agreement.

•	Mr. Huet will receive a transition cash payment of $100,000.

In addition, Mr. Huet will receive the opportunity to earn an additional 44,000 performance shares under the 2007 Stock Award and Incentive Plan pursuant to a special 2008-2010 Long-Term Performance Award Program if he begins his employment on or before March 31, 2008. This special award is available to all executives on a one-time basis in 2008, provided such executives are employed by the company before the end of the first quarter.

A copy of the Letter Agreement between Mr. Huet and the Company executed on March 4, 2008 is attached hereto as Exhibit 10.1.

In connection with his termination, Mr. Bonfield and the Company entered into a Letter Agreement executed on March 6, 2008 (the “Separation Agreement”). Under the Separation Agreement, Mr. Bonfield will receive the following benefits made available to executives under the Company’s various benefits plans:

•	Mr. Bonfield will receive severance pay of $1,923,332 that is equal to two times his base salary pursuant to the Company’s Senior Executive Severance Plan.

•	Mr. Bonfield will receive vesting of stock options, restricted stock and restricted stock units pursuant to the Company’s equity plans and award agreements.

•	Mr. Bonfield will receive outplacement services valued at approximately $11,000.

•	Mr. Bonfield will receive relocation assistance, in accordance with existing Company policies, if he relocates to the United Kingdom prior to March 15, 2009.

The terms of the Separation Agreement further provide for a general release and other customary provisions. The Compensation and Management Development Committee of the Company’s Board of Directors has approved the terms of the Separation Agreement.

A copy of the Separation Agreement between Mr. Bonfield and the Company executed on March 6, 2008 is attached hereto as Exhibit 10.2.

Item 9.01	Financial Statement and Exhibits

(c) Exhibits

10.1	Letter Agreement between the Company and Mr. Huet executed on March 4, 2008

10.2	Separation Agreement between the Company and Mr. Bonfield executed on March 6, 2008

99.1	Press release, dated March 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Date: March 10, 2008	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between the Company and Mr. Huet executed on March 4, 2008

10.2	Separation Agreement between the Company and Mr. Bonfield executed on March 6, 2008

99.1	Press release, dated March 5, 2008